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                              AMENDED AND RESTATED

                          MANAGEMENT SERVICES AGREEMENT

                                     BETWEEN

                          KES ACQUISITION COMPANY, LLC

                                       AND

                               PINNACLE STEEL, LLC

                          DATED AS OF FEBRUARY 28, 2005

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                                TABLE OF CONTENTS

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                              AMENDED AND RESTATED

                          MANAGEMENT SERVICES AGREEMENT

     THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this "AGREEMENT")
is made as of February 28, 2005 by and between KES ACQUISITION COMPANY, LLC, a
Delaware limited liability company ("KES"), and PINNACLE STEEL, LLC, a Delaware limited liability company (the "COMPANY").

                                    RECITALS

     WHEREAS, KES and the Company are parties to that certain Management
Services Agreement (the "ORIGINAL AGREEMENT") dated as of September 3, 2003 (the
"EFFECTIVE DATE") with respect to the operation of that certain steel
"mini-mill" located at U.S. Route 60 West, Ashland, Kentucky (the "MILL"); and

     WHEREAS, KES and the Company desire to amend and restate the Original
Agreement on the terms provided herein.

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                      TERM

     1.1 TERM. Subject in all cases to the termination provisions set forth in
Section 9 below, the Company shall provide the services described in this
Agreement during the period commencing on the Effective Date and ending on
October 31, 2009 (such period, as extended in the manner described below, the
"TERM"); provided, however, that the term of this Agreement shall be extended automatically by an additional twelve (12)-month period for each fiscal year
(i.e., a year ending September 30 or such other date as may be designated by KES as the end of its fiscal year) during the initial five (5)-year period of the
Original Agreement (i.e., for any fiscal year ending on or before September 30,
2008) in which KES recognizes in excess of Fifteen Million Dollars ($15,000,000)
of EBITDA (defined in Section 4.1(b) below) (the "PROFIT TARGET"). For the avoidance of doubt, but solely by way of example, unless this Agreement is terminated earlier in accordance with Section 9 below, if KES recognizes in excess of the Profit Target for one (1) fiscal year prior to and including the fiscal year ending September 30, 2008, the term of this Agreement shall be extended by one (1) fiscal year (i.e., from October 31, 2009 until October 31,
2010); if KES recognizes in excess of the Profit Target for two (2) fiscal years prior to and including the fiscal year ending September 30, 2008, the term of this Agreement shall be extended by two (2) years (i.e., from October 31, 2009 to until October 31, 2011); and so on such that if the KES recognizes in excess of the Profit Target for all five (5) of the fiscal years for the five (5)-year period ending September 30, 2008, the Term will be extended by five (5) years.
Notwithstanding any other provision of this Agreement, in no event shall the
Term extend beyond October 31, 2014 without the express written consent of the parties.

                                    ARTICLE 2
                                    SERVICES

     2.1  ENGAGEMENT.

     (a) KES hereby appoints and engages the Company to provide the services described in this Article 2 and in Article 3 below (the "SERVICES"), and the
Company hereby accepts such appointment and engagement upon the terms and subject to the conditions provided for herein.

     (b) Subject to the terms and conditions contained in this Agreement, in performing the Services and carrying out its duties hereunder, the Company agrees to use commercially reasonable efforts to perform and provide the
Services in accordance with steel "mini-mill" industry practices. The Company agrees to provide the Services in a manner consistent with, and of the same nature as, the management services ordinarily provided by a management company appointed to operate, and by the general manager and business advisors of a facility of the type and size of, the Mill.

     2.2  SERVICES DURING THE TERM.

     (a) During the Term, the Company shall provide, at its expense, employees of the Company to serve as the General Manager of the Mill (the "GM") and provide oversight and general management of the operations of the Mill (the persons performing the oversight and general management services shall be referred to as the "ADVISORS").

     (b) The Services shall include all of those services, activities and functions typically expected from a general manager of a "mini-mill" steel company, including, without limitation, (i) management of the daily operations of the Mill, (ii) hiring of all employees (on behalf of KES, as employer of such employees) required to operate the Mill, (iii) procurement, at the expense of
KES, of all supplies and services required to operate the Mill, (iv) marketing functions for the Mill, (v) sales functions for the Mill, (vi) obtaining, at the expense of KES, all required governmental licenses and approvals to operate the
Mill and (vii) generally all operational requirements of the Mill; provided, however, that the Company shall not be required to provide any accounting or financial functions for the Mill, which shall be provided by KES.

     (c) From time to time, the Company may recommend to KES new individuals to fill the positions of GM or Advisors, which individuals shall have similar credentials and abilities to the individuals being replaced; provided, however, that any such replacements shall be subject to the approval of the Board of
Managers of KES (the "BOARD") or its authorized representative (the "BOARD
REPRESENTATIVE"), which approval shall not be withheld unreasonably. In undertaking the Services, the Company acknowledges and agrees that the services of the specific individuals providing the Services are unique and valuable to
KES.

     (d) The Company (including, without limitation, the GM and the Advisors)
shall at all times be subject to the authority of the Board and the Board
Representative.

     (e) The Company shall report to the Board, the Board Representative or a designee of the Board Representative on a bi-weekly basis until December 31,
2005. Thereafter, the Company shall report to the Board, the Board
Representative or a designee of the Board

                                        2

Representative on a monthly basis. Such reports will be in such form and include such items as the Board, the Board Representative or the designee of the Board
Representative reasonably shall require, including, at a minimum, sales, backlog, revenues, expenses, net income and EBITDA.

     (f) All revenues of the Mill shall be deposited into a lock-box arrangement, or similar procedure to be designated from time to time by KES. KES shall provide, or cause a third party to provide, an outsourced accounting department (the "ACCOUNTING DEPARTMENT") to handle all accounting functions of the Mill; provided, however, that KES may from time to time (but is not required
to) cause the Company, at the expense of KES, to hire one (1) or more individuals to serve as an employee of KES to assist the Accounting Department in fulfilling its functions. The Company shall submit all invoices and check requests to the Accounting Department in a manner such as to permit the
Accounting Department to pay timely all such invoices. At the request of the
Company, the arrangement contemplated by this Section 2.2(f) shall be reviewed from time to time to determine whether modifications are necessary or advisable
(as determined by KES in its sole discretion) to permit more efficient operation of the Mill.

     (g) Notwithstanding the foregoing, KES shall make available to the Company a petty cash supply at the Mill, in such amounts as reasonably are requested by the Company from time to time, to pay for incidental expenses of the Mill.

                                    ARTICLE 3
                    RESPONSIBILITIES; AUTHORITY; BOARD MEMBER

     3.1 PRIMARY CLIENT. The Company acknowledges and agrees that, during the
Term, it shall cause (i) the individual designated as GM to devote his full-time attention to fulfilling his duties and obligations as GM of the Mill and (ii)
the individuals designated as Advisors to devote such time as reasonably is required to enable the GM and the Company to fulfill the obligations of the
Company under this Agreement.

     3.2 AUTHORITY. Each of the GM and the Advisors shall have the executive authority, responsibilities and duties typically held by a general manager of a company of a similar size and type as a company conducting the operations of the
Mill; provided, however, that neither the Company, nor any representative of the
Company shall have the authority to enter into any understanding, commitment, agreement, contract or obligation on behalf of KES except and to the limited extent provided to the Company by the Board or the Board Representative (but not
the designee of the Board Representative) in writing from time to time - it being the expectation of the parties that KES shall grant each of the GM and the
Advisors the authority to bind KES to contractual obligations consistent with
(i.e., not exceeding) the budget of the Mill, prepared from time to time by the
Company and approved by KES.

     3.3 COMPANY BOARD MEMBER. The Company shall be entitled to designate one
(1) person who is reasonably acceptable to KES Holdings, LLC ("HOLDINGS") to serve as a member of the Board during the Term; provided, however, that such person is qualified to serve in such position, as determined by KES in its reasonable discretion.

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                                    ARTICLE 4
                                    PAYMENTS

     4.1 SERVICES FEES. In consideration of the Services, KES agrees to pay the
Company the following consideration:

     (a) MANAGEMENT FEE. During the Term, by the tenth (10th) business day of each month (provided, however, that the first such payment (i.e., the payment for September, 2003) shall be due and payable on or before September 25, 2003), an aggregate amount (the "MANAGEMENT FEE") equal to Fifty-Eight Thousand Three
Hundred Thirty-Three Dollars and Thirty-Three Cents ($58,333.33) per month.

     (b) MANAGEMENT INCENTIVE FEE. An amount (the "MANAGEMENT INCENTIVE FEE"), for each fiscal year during the Term, commencing with the fiscal year ending
September 30, 2004 and pro-rated for any fiscal year which is less than a full fiscal year, equal to Sixteen and Six-Tenths Percent (16.6%) of the amount by which EBITDA for such fiscal year exceeds Six Million Dollars ($6,000,000);
provided, however, that for the period of January 1, 2005 to September 30, 2005, the Management Incentive Fee shall be equal to Sixteen and Six-Tenths Percent
(16.6%) of the amount by which EBITDA for such fiscal period exceeds Four
Million Five Hundred Thousand Dollars ($4,500,000). For purposes of this
Agreement, "EBITDA" means, for any period of computation thereof, the sum of (i)
KES' Net Income (defined below) for such period, plus (ii) the aggregate amount
(without duplication) of (A) taxes imposed on, or measured by, income or excess profits, (B) interest charges for such period accrued on or with respect to all indebtedness or other obligations of KES for money borrowed, including, without limitation, capitalized lease obligations, letter of credit reimbursement obligations and guaranty fees, and (C) depreciation and amortization for such period, in each case accrued for such period by KES. For purposes of this
Agreement "NET INCOME" means, with respect to KES for any period of computation thereof, the net income (or loss) of KES for such period; provided, however, that the following items shall be excluded when determining net income: (i) any item of gain or loss resulting from the sale, conversion or other disposition of plant, property, and equipment, (ii) gains or losses on the acquisition, retirement, sale or other disposition of equity interests in and other securities of KES, (iii) any write up of any asset, (iv) any other net gains or losses of an extraordinary nature as determined in accordance with United States
Generally Accepted Accounting Principles ("GAAP"), consistently applied and (v)
any earnings attributable to the amortization of negative good will. The audited financial statements of KES shall be used to determine EBITDA. Any amount owed as a Management Incentive Fee in any year will be paid within ten (10) business days after the completion of the audit of KES' books for such fiscal year.
Notwithstanding any other provision herein to the contrary, KES shall exercise its commercially reasonable efforts to complete its audit as soon as practicable following the end of each fiscal year (which, in no event shall be construed as being prior to the ninetieth (90th) calendar day following the end of the fiscal year as to which audit pertains).

     4.2 EXPENSES. Except to the extent otherwise provided in this Agreement, the Company shall be responsible for all out-of-pocket costs and expenses incurred by the Company in connection with the performance of its obligations under this Agreement and KES shall be responsible for all expenses associated with operation of the Mill. In addition, the Company acknowledges that KES has no obligation to reimburse or otherwise compensate the Company

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for any services provided or expenses incurred by the Company (or any of its employees or representatives) at any time prior to the date of the Original
Agreement. Without limiting the foregoing, the parties agree as follows:

     (A) The Company shall be responsible for payment of all expenses incurred by the Company for travel to and from the Mill and for the costs of housing at the Mill (e.g., hotels or an apartment in Ashland, Kentucky) in excess of
Fifteen Thousand Dollars ($15,000) per year (or such greater amount as may be agreed to in writing by KES or the Board Representative (but not the designee of the Board Representative) from time to time in writing, which writing specifically references this Agreement); and

     (B) KES shall be responsible for the payment of travel and lodging expenses incurred by the Company in connection with the performance of the Services
(e.g., for travel or lodging expenses associated with visiting customer or supplier sites, inspecting supplies, etc.).

                                    ARTICLE 5
                                    INSURANCE

     5.1 INSURANCE. During the Term, from time to time and at the expense of
KES, the Company shall consult with one (1) or more insurance brokers (the
"BROKERS") and following such consultation, shall recommend to KES insurance types and coverages appropriate and customary for the Mill (as determined after consultation with such Brokers) and facilitate KES obtaining and maintaining in full force and effect insurance coverage with respect to the Mill. Such insurance shall, in all events, be satisfactory to KES (in its absolute discretion) and may include, at the discretion of KES (but without limitation):
(i) commercial general liability insurance, (ii) products/completed operations hazard insurance, (iii) contractual liability coverage, (iv) workers'
compensation and employer's liability insurance, (v) unemployment insurance,
(vi) umbrella or excess insurance, which insurance may partially satisfy the limits of primary insurance specified above and (vii) such other insurance as the may be recommended by the Company (after consultation with such Brokers)
that is satisfactory to KES (in its absolute discretion). All such insurance policies shall be underwritten by insurance companies satisfactory to KES (at its absolute discretion), shall have deductible amounts, coverage limits and exclusions that are satisfactory to KES (as its absolute discretion), and shall name Holdings as an additional insured and the loss payee. For the avoidance of doubt, the parties acknowledge and agree that KES may elect to have no insurance with respect to the Mill.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

     6.1 REPRESENTATIONS AND WARRANTIES BY KES. KES represents and warrants that:

     (a) KES is a limited liability company duly organized and validly existing under the laws of the state of Delaware. KES has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of KES' obligations hereunder, have been duly authorized by all necessary action on the part of KES and this Agreement

                                        5

constitutes the legal, valid and binding obligation of KES, enforceable against it in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or default of any of the terms, conditions or provisions of the certificate of formation or limited liability company agreement (or other similar governing documents) of KES or any law or any regulation, order, writ, injunction, license, franchise or decree of any court or governmental instrumentality or agency or of any agreement or instrument to which KES is a party or by which it is bound.

     6.2 REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants that:

     (a) The Company is a limited liability company duly organized and validly existing under the laws of the state of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of the Company's obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company and this
Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or default of any of the terms, conditions or provisions of the certificate of formation or limited liability company agreement (or similar documents) of the Company or any law or any regulation, order, writ, injunction, license, franchise or decree of any court or governmental instrumentality or, or agency or of any agreement or instrument to which the Company is a party or by which it is bound.

                                    ARTICLE 7
                                 INDEMNIFICATION

     7.1 INDEMNIFICATION BY KES. KES shall indemnify and save and hold the
Company, its officers and directors (including in their capacities as GM and
Advisors during the Term), security holders, employees, consultants and agents
(individually, a "COMPANY INDEMNIFIED PARTY" and collectively the "COMPANY
INDEMNIFIED PARTIES") harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively,
"LOSSES") resulting from, arising out of, or in connection with, this Agreement or the acceptance or performance of any duties or rendering of any Services performed by any Company Indemnified Party under this Agreement, provided, however, that KES shall have no liability hereunder in respect of any act or omission of a Company Indemnified Party caused by such Company Indemnified
Party's willful breach of this Agreement in any material respect, reckless disregard of its obligations and duties under this Agreement, or willful misconduct, gross negligence or willful malfeasance in the performance of or in connection with providing the Services.

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     7.2 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify and save and hold KES and Holdings and the officers and directors, managers, security holders, employees, consultants and agents of KES and Holdings (individually, a
"KES INDEMNIFIED PARTY" and collectively the "KES INDEMNIFIED PARTIES," and together with the Company Indemnified Parties, the "INDEMNIFIED PARTIES")
harmless from and against any and all Losses resulting from or arising out of the Company's willful breach of this Agreement in any material respect, reckless disregard of its obligations and duties under this Agreement, or willful misconduct, gross negligence or willful malfeasance in the performance of or in connection with providing the Services.

     7.3 INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS. In order for an
Indemnified Party to be entitled to any indemnification provided for under this
Agreement in respect of, arising out of or involving any suit, action, proceeding, claim, demand or written notice made by any third party against an
Indemnified Party (a "THIRD PARTY CLAIM"), the Indemnified Party must notify the party of whom it is requesting such indemnification (the "INDEMNIFYING PARTY")
in writing of the Third Party Claim within thirty (30) calendar days after receipt by such Indemnified Party of written notice of the Third Party Claim;
provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of any liability hereunder unless the
Indemnifying Party has suffered material prejudice by such failure. If a Third
Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled, if it so chooses, to elect to compromise or assume the defense thereof by delivering written notice to such effect to the Indemnified Party within thirty (30) calendar days or such shorter period as is reasonably required, following receipt by the Indemnifying Party of the notice of the Third
Party Claim. If the Indemnifying Party elects to compromise or assume the defense of any Third Party Claim, it may not agree to any settlement or compromise of such claim, other than a settlement or compromise solely for monetary damages for which the Indemnifying Party shall be responsible, without the prior written consent of the Indemnified Party. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party in connection with such compromise or defense and shall have the right to participate in such compromise or defense with counsel (but not more than one firm) selected (with the consent of the Indemnifying Party, not to be withheld unreasonably) and paid for by the Indemnified Party. Except as otherwise provided, regardless of which party assumes the defense of a Third Party Claim, (i) the Indemnified Party shall not settle or compromise any Third Party Claim without the consent of the
Indemnifying Party, (ii) the Indemnifying Party shall not withhold unreasonably consent to any settlement or compromise of such claim and (iii) the Indemnified
Party and the Indemnifying Party shall cooperate in any settlement or compromise of such claim, whether by the Indemnifying Party or the Indemnified Party, as
the case may be. In the event the Indemnifying Party does not compromise or assume the defense of any Third Party Claim, the Indemnifying Party shall promptly pay to the Indemnified Party all reasonable costs and expenses incurred or to be incurred by an Indemnified Party in defending any claim in advance of the final disposition thereof; provided, however, that if it ultimately is determined by a court of competent jurisdiction (from whose decision no appeals may be taken or the time for appeal has lapsed) that the Indemnified Party was not entitled to indemnity hereunder, then the Indemnified Party shall repay promptly all amounts so advanced. The Indemnified Party shall deliver to the
Indemnifying Party statements of the reasonable costs and expenses so incurred, or to be incurred, on a monthly basis, and the Indemnifying Party shall pay promptly to the Indemnified Party the amounts shown on such statements.

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     7.4 INDEMNIFICATION PROCEDURES FOR NON-THIRD PARTY CLAIMS. In the event an
Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party and such notice shall specify the basis for such claim in reasonable detail; provided, however, that the failure to give such notice or to specify such claim shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Indemnifying Party shall attempt to resolve such claim by mutual agreement before seeking to enforce rights to indemnification hereunder.

     7.5 EXCLUSIVE REMEDY. Absent fraud, the indemnification provided in this
Article 7 shall be the sole and exclusive remedy available to the parties for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated hereby; provided, however, this exclusive remedy does not preclude a party from
(i) bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement, including, but not limited to, under Section 10.4 below or (ii) otherwise exercising any rights of such party under the terms of this Agreement.

     7.6 LIMITATION OF LIABILITY. Notwithstanding any other provision of this
Agreement, no party shall be liable to the other party for indemnification under this Article 7 for any indirect, special, incidental, punitive, exemplary or consequential damages arising out of this Agreement, including, but not limited to, loss of profits, and each party hereby releases the other party from any claims that it may have against the other party for any such damages and loss of profits, unless such damages or loss of profits are covered by insurance, in which event the insured party shall be obligated to seek recovery and submit any recovery to the Indemnified Party; provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect to
Losses directly incurred from Third Party Claims. Both parties shall take commercially reasonable actions to mitigate their damages.

                                    ARTICLE 8
                             RELATIONSHIP OF PARTIES

     8.1 INDEPENDENT CONTRACTOR. In connection with performing its obligations under this Agreement, representatives of the Company may, from time to time, be assigned titles on behalf of KES (e.g., General Manager of KES, etc.) and in such capacity, subject to the provisions of Section 3.2 above, may hold themselves out to third parties as representatives of the Mill and KES.
Notwithstanding any other provision herein to the contrary, the Company acknowledges and agrees that the relationship between the Company and any of its representatives, on the one hand, and KES, on the other hand, is that of employer and independent contractor only and in no event shall any representative of the Company be deemed to be an employee of KES. This Agreement is not intended to create any other relationship of any kind, including but, not limited to, an employer-employee relationship, joint venture, franchise, partnership or other relationship of any similar kind between or among KES and the Company or any affiliate or representatives of KES or the Company, and the parties expressly deny the existence of any such relationship. As an independent contractor, the Company and its representatives solely are responsible for payment of all taxes relating to the obligations of the

                                        8

Company under this Agreement, and any of the Company's employees, including, but not limited to, all federal, state and local income taxes, employment-related taxes, worker's compensation insurance, social security taxes and withholding taxes relating to anyone working for the Company.

     8.2  CONFIDENTIALITY.

     (a) Subject to any contrary requirement of law and the right of each party to enforce its rights under this Agreement in any legal action, each party shall keep strictly confidential and shall cause its employees, consultants and agents to keep strictly confidential, any information (in particular confidential or proprietary information regarding the operations of the Mill and names, salaries and positions of employees of the Company) which it or any of its employees, consultants or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information that:
(i) is or becomes generally available to the public not as a result of acts by the receiving party, (ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not, to the receiving party's knowledge, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to either party or any other person with respect to such information, or (iii) at the time of disclosure is already in the public domain. Notwithstanding the foregoing, each party agrees to make full and appropriate disclosure of this Agreement to the extent required by law;
provided, however, that the party from whom disclosure is sought, to the extent possible, shall notify first the other party in order that the other party may contest such disclosure and, provided, further, that the parties agree that in the event of an assignment by KES of this Agreement to YouthStream Media
Networks, Inc. or one or more of its affiliates (collectively, "YOUTHSTREAM") or other change of control transaction in which YouthStream becomes the owner of
KES, this Agreement and matters related to the history, operations (excluding, however, any information relating to names, salaries and positions of employees of the Company) and performance of the Mill ("PERMITTED DISCLOSURES"), may be disclosed by YouthStream in filings that it makes with the Securities and
Exchange Commission ("SEC") or other regulatory bodies (including applicable trade markets). If a party believes that information (other than Permitted
Disclosures) is or may be required by law or regulation (including, without limitation, pursuant to the rules and regulations of the SEC, to be disclosed and the other party notifies the party seeking to make such disclosure that it disagrees with such disclosure, the party seeking to make such disclosure shall not do so unless it provides written advice from its counsel that such disclosure is or may be required by law or regulation.

     (b) None of the GM, the Advisors nor any employee, agent or representative of the Company shall in the performance of the Services violate any confidentiality obligations such party may have to a former employer or other party for whom such party has provided services or otherwise obtained any confidential or proprietary information of such third party.

     8.3 WORK FOR HIRE. All methods, processes, technical improvements and advances developed or put in place by the Company and its principals, including, but not limited to, the GM and the Advisors, will be considered "work-for-hire,"
shall constitute the exclusive property

                                        9

of, and are hereby assigned to KES. The Company agrees to take such further actions as may be requested reasonably by KES from time to time to effect any such assignment.

                                    ARTICLE 9
                                   TERMINATION

     9.1 TERMINATION. This Agreement may be terminated in accordance with the terms set forth in subsections (a) through (d) of this Article 9 by the party who is entitled to terminate this Agreement by delivery of written notice to the other party pursuant to Section 12.3 below.

     (a) TERMINATION BY KES. This Agreement may be terminated by KES as follows:

          (i) At any time within thirty (30) days following completion of the audit for KES with respect to the end of each fiscal year, KES may terminate this Agreement, effective immediately upon notice of termination to the Company delivered in accordance with Section 12.3 below, in the event that the KES' EBITDA (derived from operation of the Mill) does not exceed (x) Six Million Three Hundred Thousand Dollars ($6,300,000) for the
     nine months ended September 30, 2005, or (y) Eight Million Four Hundred
     Thousand Dollars ($8,400,000) for the fiscal year ending September 30, 2006 and each fiscal year thereafter (such annual targeted EBITDA amounts, the
     "TARGETED EBITDA");

          (ii) At any time within ninety (90) calendar days following the end of the second (2nd) quarter of each fiscal year of operation of the Mill, KES may terminate this Agreement, following notice delivered to the Company in accordance with Section 12.3 below and to be effective immediately upon completion of the shut-down of the Mill as described below, in the event that, as of the end of such second (2nd) quarter, KES has not recognized
     EBITDA (calculated as of the end of such period and taking into account, to the extent practicable, expected normal year-end adjustments, if any) for such immediately prior two (2)-quarter period equal to not less than twenty-five percent (25%) of the Targeted EBITDA for the full fiscal year
     (i.e., KES has not recognized at least Two Million One Hundred Thousand
     Dollars ($2,100,000) as of the end of the second fiscal quarter of each year); provided, however, that, prior to exercising any such termination right, KES:

               (A) shall notify the Company of its desire to meet and discuss the failure of the Company to meet the applicable EBITDA target (the
          "MEET AND CONFER NOTICE");

               (B) shall review with the Company the Company's action plan (the
          "ACTION PLAN") describing how the Company intends to meet the Target
          EBITDA for the then current fiscal year (which Action Plan shall be delivered by the Company to KES within fifteen (15) calendar days of receipt of the Meet and Confer Notice -- it being agreed to by the parties that the failure of the Company to deliver such Action Plan within such time period shall be grounds for KES to terminate this
          Agreement immediately upon notice thereof in accordance with

                                       10

          Section 12.3 below without payment of the fee contemplated by clause
          (D) below);

               (C) reasonably has determined, following the review of the Action
          Plan and the meeting with the Company to discuss the Company's proposed actions to meet the Targeted EBITDA for such then current fiscal year, that it is not reasonably likely that KES will recognize the Targeted EBITDA for the then current fiscal year AND because of such failure, KES has decided to cease operations of the Mill permanently; and

               (D) has agreed to pay the Company a termination fee in the amount of One Hundred Sixteen Thousand Six Hundred Sixty-Six Dollars and
          Sixty-Seven Cents ($116,666.67), such termination fee to be payable upon the completion of shut down of the Mill.

     In the event that KES delivers a termination notice pursuant to this
     Section 9.1(a)(iv), the parties agree that the Company shall conduct the shut-down activities of the Mill and the Management Fee shall continue to be payable until the completion of such shut-down (the timeline for such shutdown to be determined by KES, after consultation with the Company).

          (iii) KES shall have the right to terminate this Agreement, effective immediately upon notice to the Company in accordance with Section 12.3 below, at any time following the occurrence of an event of Force Majeure
     (defined below); provided, however, that in the event that in connection with such event of Force Majeure, KES receives insurance proceeds with respect to the Mill, KES shall pay the Company an amount equal to Sixteen and Six-Tenths Percent (16.6%) of the Net Insurance Proceeds (defined below). For purposes of this clause (v), "NET INSURANCE PROCEEDS" shall mean such amount of proceeds of insurance that remains after (A) payment of all outstanding obligations and expenses of the Mill and KES and (B) the return of the aggregate then unreturned capital investment made by the members of KES (i.e., such investors' "Unreturned Capital Contributions"
     (as such term is defined in the LLC Agreement (defined below) as of the date of the distribution of such proceeds) under that certain Amended and
     Restated Limited Liability Company Agreement dated July 3, 2003, as amended
     (the "LLC AGREEMENT"), by and among KES Holdings, LLC and the "members"
     named therein. For the avoidance of doubt, the parties expressly agree that
     (1) any unpaid fees for Services provided by the Company under this
     Agreement shall be deemed to be "obligations and expenses" of KES for purposes of this clause (v), but solely to the extent that such Services have been performed on or prior to the date of the Force Majeure event
     (such unpaid amounts, the "UNPAID SERVICE FEES") and (2) except to the extent of the payment of the Unpaid Service Fees, in no event shall the
     Company be entitled to receive any payment until such time as (A) all obligations and expenses of KES are paid in full and (B) the members of KES have received distributions equal to their respective Unreturned Capital
     Contributions. For purposes of this Agreement, the term "FORCE MAJEURE"
     shall mean an act of God, flood, earthquake, typhoon, tsunami, cyclone, tornado, fire, explosion, war (whether declared or not), riot, revolution, insurrection, civil disturbance, labor strike or work stoppage, act of the public enemy,

                                       11

     terrorism, blockade, or action of a court or public authority, or any similar act, event or occurrence, through no fault or negligence of KES:
     (x) in the case of one or more events described above other than a labor strike or work stoppage, results directly or indirectly, in the Mill reasonably to become inoperable and the repair or restoration of the Mill to be unreasonable, economically, in the reasonable determination of KES, made in its sole discretion, or (y) in the case of a labor strike or work stoppage, renders continued operation of the Mill economically unfeasible, in the reasonable determination of KES, made in its sole discretion.

          (iv) KES shall have the right to terminate this Agreement, following delivery of notice in accordance with Section 12.3 below and effective upon expiration of the applicable cure periods described below, in the event of a material breach by the Company of its obligations under this Agreement.
     For purposes of this clause (vi), (A) in the event of a breach of Section
     3.1 above that is the initial breach of Section 3.1 by the Company (i.e., the Company has not previously breached such provision), the Company shall have five (5) calendar days from the date of notice of the breach by KES
     (delivered in accordance with Section 12.3 below) to cure such breach to the reasonable satisfaction of KES and, in the event of a breach of Section
     3.1 that is not the initial breach of such provision by the Company, the
     Company shall not be entitled to any cure period, and (B) in the event of a breach of any other provision of this Agreement, the Company shall have thirty (30) calendar days following the notice of such breach by KES
     (delivered in accordance with Section 12.3 below) to cure such breach to the reasonable satisfaction of KES; provided, however, that (x) such breach reasonably is capable of being cured, (y) the Company has exercised its best efforts to cure such breach within such thirty (30) calendar-day period but the breach nevertheless has not been cured, and (z) the Company agrees to continue to exercise its best efforts to cure such breach as quickly as possible, such thirty (30) calendar-day period shall be extended to sixty (60) calendar days.

     (B)  TERMINATION BY THE COMPANY.

          (i) The Company shall have the right to terminate this Agreement, effective thirty (30) calendar days following the notice of such breach by the Company to KES (delivered in accordance with Section 12.3 below), in the event of a material breach by KES of its obligations under this
     Agreement; provided, however, that (A) such breach reasonably is capable of being cured, (B) KES has exercised its best efforts to cure such breach within such thirty (30) calendar-day period but the breach nevertheless has not been cured, and (C) KES agrees to continue to exercise its best efforts to cure such breach as quickly as possible, such thirty (30) calendar-day period shall be extended to sixty (60) calendar days.

          (ii) The Company shall have the right to terminate this Agreement on or after October 31, 2009 for any reason or no reason, effective one hundred eighty (180) calendar days following notice of such termination to
     KES delivered in accordance with Section 12.3 below.

     (c) BANKRUPTCY. Either party may terminate this Agreement immediately if the other party (or any of its affiliates) shall make an assignment for the benefit of creditors, or shall

                                       12

petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such party or of any substantial part of the assets of such party, or shall commence any case or other proceeding relating to such party, or any significant subsidiary of such party, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing or if any of the foregoing actions shall be taken against the other party (or any of its affiliates) and such action is not dismissed within sixty (60) calendar days after such action is taken. Such termination shall be effective immediately upon notice to the non-terminating party delivered in accordance with Section
12.3 below.

     (d) AUTOMATIC TERMINATION. This Agreement shall terminate automatically
(unless otherwise agreed by the parties) upon the sale of the Mill or the equity ownership interests of KES to a person other than (i) YouthStream, or (ii) an affiliate of Holdings (such sale to a party other than a party described in clauses (i) or (ii), a "THIRD PARTY SALE"). If this Agreement is terminated in connection with a Third Party Sale that occurs more than twenty-four (24) months after the Effective Date, the Company shall be paid a termination fee (the
"TERMINATION FEE") in an amount equal to two (2) times the sum of the Management
Fee and the Management Incentive Fee paid to Company during the twelve
(12)-month period immediately preceding the closing date of such Third Party
Sale. For the avoidance of doubt, if the Third Party Sale occurs prior to the date that is twenty-four (24) months after the Effective Date, no termination fee shall be payable to the Company; provided, however, that no such Third Party
Sale shall occur (nor shall any agreement with respect to a Third Party Sale be entered into) prior to the date that is twenty-four (24) months after the
Effective Date without the consent of the Company, which shall not be withheld unreasonably.

     9.2 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 9.1 above, from and after the date of such termination this
Agreement shall have no further force or effect, without any liability on the part of any party or its directors, officers, members or stockholders, except for the obligations of the parties hereto which continue after termination as provided in Section 12.8 below and that the Company shall be entitled to receive all fees and compensation which have accrued but have not been paid prior to the date of such termination except as otherwise provided herein. Nothing in this
Section 9.2 shall be deemed to release either party from any liability for any willful and material breach of any obligation hereunder.

                                   ARTICLE 10
                        NON-SOLICITATION; NON-COMPETITION

     10.1 NON-SOLICITATION OF EMPLOYEES. During the twelve (12)-month period immediately following the expiration of the Term, none of KES, any of it representatives or any of its affiliates shall, directly or indirectly, solicit the employment of, or enter into any consulting arrangement with, any employee of the Company without the Company's prior written consent, which shall not be withheld unreasonably. This restriction shall not apply to generalized searches for employees or consultants through media advertisements, employment firms or otherwise that are not focused on persons employed by, or engaged in any consulting arrangement with, the Company. Notwithstanding the foregoing, in the event that KES

                                       13

terminates this Agreement for bankruptcy or breach or the Company terminates this Agreement other than for breach, KES shall be free to employ or hire employees of the Company.

     10.2 NON-COMPETITION. The Company agrees that, in consideration of the payment by KES to the Company of the Management Fee, the Management Incentive
Fee, if any, and the Termination Fee, if any, during the Term and for a period of twelve (12) months following the termination of this Agreement, neither the
Company nor any of its officers, directors or employees will provide management and/or consulting Services to any steel mill (x) that is located in Ashland,
Kentucky, regardless of the production of such mill or (y) that, while the
Company is providing management and/or consulting services to such steel mill, together with all other steel mills managed by the Company or for which the
Company acts as a consultant (other than KES), sells to customers of KES more than 80,000 tons per year of product that is directly competitive with products manufactured by KES and sold to customers of KES. For purposes of this Section
10.2, an entity is a "customer of KES" if during the most recent 12-month period, KES has sold at least 500 tons of product to such entity. KES acknowledges and agrees that neither the Company nor any of its officers, directors, shareholders or employees is restricted hereby from developing management relationships or providing management and/or consulting services with steel and other companies other than as specifically set forth in this Section
10.2.

     10.3 SEVERABILITY. If any provision contained in this Article 10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article 10, but this Article 10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions and/or covenants contained herein is held to be for length of time which is not permitted by applicable law, or in any way is construed to be too broad (for geographic or other reasons) or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Article 10 to provide for a covenant having the maximum enforceable time period and/or other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

     10.4 REMEDIES. The Company acknowledges that the restrictions set forth in
Section 10.2 above constitute a material inducement to KES entering into and performing this Agreement. The Company further acknowledges, stipulates and agrees that a breach of said obligation could result in irreparable harm and continuing damage to KES for which there may be no adequate remedy at law and further agrees that, in the event of any breach of such obligation, KES may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

                                   ARTICLE 11
                               DISPUTE RESOLUTION

    11.1 DISPUTE RESOLUTION. In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has breached or failed to satisfactorily perform any of its obligations hereunder, such party will notify promptly the other party in writing of the

                                       14

substance of its belief. The party receiving such notice must respond in writing within ten (10) calendar days of receipt of such notice (or, in the case of a breach of Section 3.1 above, within five (5) calendar days of receipt of such notice) and either provide evidence that it has cured (or is diligently in the process of curing) the condition specified, or provide an explanation why it believes that its performance is in accordance with the terms and conditions of this Agreement, and also specify three (3) dates (excluding holidays and weekends), all of which must be within thirty (30) calendar days from the date of the notice of termination, for a meeting to resolve the dispute. The claiming party will then select one of the three (3) dates, and a dispute resolution meeting will be held. If the parties cannot resolve their dispute by good faith negotiations, then the parties shall be free to seek relief in the courts as specified in Section 11.2. Unless otherwise agreed by the parties in writing, such meeting shall be held at the offices of the receiving party.

     11.2 SUBMISSION TO JURISDICTION. KES and the Company irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its affiliates except in such courts). KES and the Company agree that service of any process, summons, notice or document by
U.S. registered mail to such person's respective address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

     11.3 WAIVER OF JURY TRIAL. Each party hereby waives and agrees to cause each of its affiliates to waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly and indirectly arising, out of, under or in connection with this
Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by KES or the Company without the prior written consent of the other party except that KES may assign its rights and delegate its obligations hereunder without the
Company's consent to (i) one or more of its affiliates or (ii) YouthStream in connection with a sale of KES or the Mill to such entity. Any attempt to assign any rights or obligations arising under this Agreement, except as set forth in this Section 12.1, without such prior consent shall be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     12.2 GOVERNING LAW. The construction, validity and enforceability of this
Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles.

     12.3 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile

                                       15

transmission or mailed (first class postage prepaid) or sent by courier (DHL,
FedEx or the like) to the parties at the following addresses:

     (a)  If to KES:

               KES Acquisition Company, LLC
               c/o Libra Securities Holdings, LLC
               11766 Wilshire Boulevard, Suite 870
               Los Angeles, CA 90025
               Attention: Jess M. Ravich
               Facsimile: (310) 312-5658

     (b)  if to the Company:

               Pinnacle Steel, LLC
               Attention: Christopher (aka Gus) S. Hiller
               1000 Urban Center Drive
               Suite 550
               Birmingham, AL 35242

               With a copy to:

               Burr & Forman LLP
               420 North 20th Street
               Suite 3100
               Birmingham, Alabama 35203
               Attention: Gene T. Price, Esq.
               Facsimile: (205) 458-5100

All such notices, requests and other communications will (i) if delivered personally to the address provided in this Section 12.3, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.3, be deemed given upon receipt, provided confirmation of such receipt is obtained, and (iii) if delivered by mail or courier service in the manner described above to the address as provided in this
Section 12.3, be deemed given upon receipt, provided confirmation of such receipt is obtained (in each case regardless, of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 12.3). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto as herein provided. Notwithstanding any other provision herein to the contrary, in the event that any obligation hereunder falls on a weekend or holiday, such obligation shall be deemed to be due on the next business day following such weekend or holiday.

     12.4 NO WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding

                                       16

breach of such provision, a waiver of the provision itself or a waiver of any tight under this Agreement.

     12.5 SEVERABILITY. All provisions of this Agreement are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement and the parties hereto agree to cooperate to provide a legal substitute for any provision which is prohibited by law.

     12.6 ENTIRE AGREEMENT; MODIFICATIONS AND AMENDMENTS. This Agreement and any
other agreements executed and delivered by the parties contemporaneously herewith constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings both oral or written, between the parties with respect to the subject matter hereof, including, without limitation, the Original Agreement. Except to the limited extent provided herein, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the party to this Agreement sought to be bound thereby.

     12.7 SURVIVAL. In the event this Agreement is terminated pursuant to
Article 9, from and after the date of termination, this Agreement shall have no further force or effect, except for the provisions of Articles 4, 7, 8, 9, 10,
11 and this Article 12, which shall survive such termination.

     12.8 SECTION HEADINGS: INTERPRETATION. The section headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement. For purposes of this Agreement, the term "AFFILIATE" shall mean a person or entity controlling, controlled by or under common control with the person or entity to which reference to an affiliate is made.

     12.9 PUBLIC ANNOUNCEMENT. Neither KES nor the Company shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued.

     12.10 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument and any one of which may be used to evidence this Agreement.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                       17

     IN WITNESS WHEREOF, this Agreement has been executed as of February 28,
2005.

                                        KES ACQUISITION COMPANY, LLC

                                        By: /s/ Jess M. Ravich
                                            ------------------------------------
                                        Its: Authorized Signatory
                                        Print Name: Jess M. Ravich

                                        PINNACLE STEEL, LLC

                                        By: /s/ Christopher S. Hiller
                                            ------------------------------------
                                        Its: Chief Executive Officer
                                        Print Name: Christopher S. Hiller

                [SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT]